Exhibit 99.4

AMENDMENT NO. 2
TO THE
INTERNATIONAL SMART SOURCING, INC.
STOCKHOLDERS’AGREEMENT

     This Amendment, effective as of the 1 day of July, 2003 by and among David L. Kassel, Harry Goodman, Andrew Franzone (collectively referred to as the “Stockholders”) and International Smart Sourcing, Inc. formerly known as International Plastic Technologies, Inc. (the “Company”).

     WHEREAS, the Stockholders and the Company entered into a Stockholders’ Agreement dated as of the day immediately preceding the effective date of the initial public offering of the Company (the “Agreement”); and WHEREAS, it is the desire of the parties hereto to amend the Agreement; and

     WHEREAS, Paragraph 16 of the Agreement requires that any change to the Agreement be made in writing signed by the Company and each of the Stockholders then owning shares of common stock.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and the terms and conditions set forth in this Amendment, the parties hereto agree as follows:

     1.  Capitalized terms shall have the meaning ascribed to them in the Agreement.

     2.  The effective date of the Agreement is hereby amended to be as of April 22, 1999.

     3.  Paragraph 4(c) is hereby amended by to read as follows:

          (c) The obligation of the Company to purchase shares of a deceased Stockholder upon an Initial Redemption shall be only to the extent that the Company receives proceeds from the following life insurance policies on the life of such Stockholder:

Insured	Company	Amount	Policy Number	Owner/Beneficiary

David Kassel	Lincoln Life	$250,000	5078517	Electronic Hardware
Harry Goodman	Lincoln Life	$250,000	5079515	Electronic Hardware
Andrew Franzone	Al Life	$150,000	L89100777	Electronic Hardware
Andrew Franzone	William Penn	$100,000	NYU0100617	Electronic Hardware

     4. Except as specifically amended above, the terms and conditions of the Agreement are hereby ratified and confirmed and remain in full force and effect.

     5. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered on the date first above written.

INTERNATIONAL SMART SOURCING, INC.

By:	/s/ David Hale

David Hale, President

/s/ David L. Kassel

David L. Kassel

/s/ Harry Goodman

Harry Goodman

/s/ Andrew Franzone

Andrew Franzone